Exhibit 3.10

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
BIOSMART DIRECT SALES, LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF BIOSMART DIRECT SALES, LLC, dated as of January 3, 2000 (this “Agreement”), is executed by WPcom Colorado, Inc. (formerly Amrion, Inc.), a Colorado corporation, as the sole member (the “Sole Member”) of BioSmart Direct Sales, LLC, a Colorado limited liability company (the “Company”). Terms capitalized in this Agreement have the meaning given them in Section 10 hereof.

W I T N E S S E T H:

WHEREAS, the Company has been organized as a limited liability company under the Colorado Limited Liability Company Act by virtue of filing Articles of Organization in the office of the Secretary of State of the State of Colorado; and

WHEREAS, the Sole Member initially owns all of the membership interests in the Company; and

WHEREAS, the Sole Member desires to adopt this Agreement in order to provide for the regulation and management of the Company;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

GENERAL

SECTION 1.1.        Formation. The Company has been organized as a limited liability company under the Colorado Limited Liability Company Act by virtue of the filing of the Articles of Organization in the office of the Secretary of State of the State of Colorado. Upon the adoption of this Agreement, the rights of the Sole Member and any additional Members to be admitted in the future in connection with the regulation and management of the Company shall be as provided for in this Agreement and, except as otherwise expressly provided herein, the Colorado Limited Liability Company Act.  Any reference to the “Sole Member” shall include any additional Members admitted in the future unless the context clearly indicates otherwise.

SECTION 1.2.        Name. The name of the Company shall be “BioSmart Direct, LLC.” The business of the Company shall be conducted under the name “BioSmart Direct, LLC” or such other name or names as the Sole Member shall determine from time to time.

SECTION 1.3.        Period of Duration. The Company’s duration shall be perpetual, unless it is earlier dissolved in accordance with the provisions of this Agreement.

SECTION 1.4.        Registered Office and Registered Agent. The address of the registered office of the Company in the State of Colorado shall be as set forth in the Articles of Organization until the Company changes its registered office in accordance with the provisions of the Colorado Limited Liability Company Act. The registered agent of the Company shall be as set forth in the Articles of Organization until the Company changes its registered agent in accordance with the Colorado Limited Liability Company Act. The registered office or registered agent of the Company may be changed from time to time by the Sole Member.

SECTION 1.5.        Principal Office. The principal office of the Company shall be located at 1500 East 128th Avenue, Thornton, Colorado 80241 or such other place as the Sole Member shall determine from time to time.

SECTION 1.6.        Qualification in Other Jurisdictions. The Sole Member shall cause the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which the Sole Member determines in its sole discretion that such qualification, formation or registration is necessary or appropriate. Any officer of the Company designated by the Sole Member shall have the authority to execute, deliver and file such certificates and other instruments (and any amendments or restatements thereof) as are necessary for the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.

ARTICLE II

PURPOSES AND POWERS

SECTION 2.1.        Purposes. The purposes of the Company are as follows:

(a)           to operate and manage a business consisting of catalog and e-commerce sales of nutritional supplements;

(b)           to engage in all other activities necessary, convenient or incidental to the foregoing business; and

(c)           to transact any or all other lawful business for which limited liability companies may be organized under the Colorado Limited Liability Company Act.

SECTION 2.2.        Powers.  The Company shall have all such powers as are necessary or appropriate to carry out the purposes of the Company.

ARTICLE III

MEMBERS

SECTION 3.1.        Admission of Members.

(a)           The Sole Member shall be admitted to the Company as a Member upon the execution of this Agreement.

(b)           Any person or entity to whom an Interest is issued by the Company after the date hereof pursuant to this Agreement shall be admitted to the Company as a Member upon the written approval of the Sole Member.

(c)           Any person or entity to whom an Interest is transferred in accordance with the terms and conditions set forth in this Agreement shall be admitted to the Company as a Member upon the written approval of the Sole Member.

SECTION 3.2.        Outside Activities. Neither a Member nor any of its Affiliates, shareholders, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Any Member and its Affiliates, shareholders, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company. Neither a Member nor any of its Affiliates, shareholders, partners, members, directors, managers, officers or employees shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken, pursued or developed by the Company, and such Person shall have the right to take, pursue and develop any such opportunity for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party. Neither the Company nor any Member shall have any rights or claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of any Member or its Affiliates, shareholders, partners, members, directors, managers, officers and employees (it being expressly understood and agreed that any and all such rights and claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).

ARTICLE IV

CAPITAL CONTRIBUTIONS; INTERESTS

SECTION 4.1.        Capital Contributions. The initial amount contributed to the Company by the Sole Member is $1,000.

SECTION 4.2.        Nature of Interests.  An interest is personal property. A Member has no rights in respect of or interest in specific property of the Company.

SECTION 4.3.        No Preemptive Rights. No Member shall have any preemptive, preferential or other similar right with respect to (i) the making of additional Capital Contributions to the Company; (ii) the issuance or sale of Interests of any class or series; or (iii) the issuance or sale of any other securities of the Company.

SECTION 4.4.        No Return of Capital Contributions. Except as expressly provided herein, a Member shall not be entitled to the return of any part of his or its Capital Contributions or to be paid any interest, salary or drawing in respect of his or its Capital Contributions or

Capital Account.   A Capital Contribution which has not been repaid is not a liability of the Company or any Member.

ARTICLE V

OFFICERS

SECTION 5.1.        Officers.

(a)           Qualifications. Each officer of the Company shall be a natural person. An officer need not be a Member.

(b)           Authority.  All officers of the Company shall have such powers and authority, subject to the direction and control of the Sole Member, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Sole Member. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Colorado corporation.

(c)           Designation and Election.  The officers of the Company shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Sole Member. In addition, the Sole Member shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person. The persons serving as the initial officers of the Company shall be as follows:

Name	Office

John Mackey	President and Chief Executive Officer
Carl Morris	Vice President
Dave Robinson	Vice President
Betsy Foster	Vice President, Chief Financial Officer, Secretary and Treasurer
Glenda Flanagan	Assistant Secretary
Linda Fontaine	Assistant Secretary
Leslie Ellerbe	Assistant Secretary
Lisa LaForge	Assistant Secretary

(d)           Vacancies.  Any vacancy occurring in an office may be filled by the Sole Member.

(e)           Removal.  Any officer of the Company may be removed by the Sole Member whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(f)            President.  The President shall be the chief executive officer of the Company, and, under the direction and subject to the control of the Sole Member, the President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the Sole Member are carried into effect.  The President may execute and deliver any deeds, mortgages, bonds, contracts or other instruments that the Sole Member has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the Sole Member or this Agreement, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Sole Member.

(g)           Vice Presidents.  Each Vice President elected by the Sole Member and shall report to the President.  Each Vice President may perform the usual and customary duties that pertain to such office (but not any unusual or extraordinary duties conferred by the Sole Member upon the President) and, under the direction and subject to the control of the Sole Member and the President, such other duties as may be assigned to him or her from time to time by the Sole Member or the President.

(h)           Secretary.  The Secretary shall attest with his or her signature all deeds, conveyances or other instruments requiring the seal of the Company. The Secretary shall have full power and authority on behalf of the Company to execute any consents of shareholders, partners or members and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders, partners or members of any corporation, partnership or limited liability company in which the Company may own stock or other equity securities, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such securities that, as the owner thereof the Company might have possessed and exercised if present. The Secretary shall keep in safe custody the seal (if any) of the Company.  The Secretary shall also perform, under the direction and subject to the control of the Sole Member, such other duties as may be assigned to him or her from time to time.

(i)            Treasurer.  The Treasurer, if any, shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the Sole Member may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the Sole Member or President as often as the Sole Member or President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the Sole Member and the President, such other duties as may be assigned to him or her from time to time.

(j)            Delegation of Authority.  In the case of any absence of any officer of the Company or for any other reason that the Sole Member may deem sufficient, the Sole Member may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the Sole Member deems appropriate.

(k)           Compensation; Reimbursement of Expenses.  The salaries or other compensation of the officers of the Company shall be fixed from time to time by the Sole Member. The officers of the Company shall be entitled to prompt reimbursement of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties.

ARTICLE VI

CAPITAL ACCOUNTS AND ALLOCATIONS

SECTION 6.1.        Capital Accounts.  The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

SECTION 6.2.        Profits and Losses.  All income, gains, losses and deductions of the Company shall be allocated, for financial accounting and tax purposes, between the Members pro rata in accordance with their Interests.

SECTION 6.3.        Distributions to Members.  Except upon liquidation, all distributions of cash or property of the Company to the Members shall be made in accordance with their Interests.

SECTION 6.4.        Limitations on Allocations.  Notwithstanding the provisions contained in Article VI of this Agreement, should any provision conflict with the provisions contained in Treasury Regulations §1.704-l(b)(iv), the provisions of said Treasury Regulations shall apply so as to cause the Company’s provisions relating to allocations and distributions to be in compliance with such Regulations.

ARTICLE VII

BOOKS, RECORDS AND INFORMATION;
FINANCIAL MATTERS

SECTION 7.1.        Book and Records.  At all times until the dissolution and termination of the Company, the Company shall maintain separate books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement. In addition, the Company shall keep and maintain in its principal office all the information required to be kept and maintained in accordance with the Colorado Limited Liability Company Act and shall make such information available to any Member at reasonable request during ordinary business hours as provided in such Act.

SECTION 7.2.        Fiscal Year.  The fiscal year of the Company shall end each year on the last Sunday of September.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

SECTION 8.1.        No Liability for Company Debts; Limited Liability.

(a)           The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, liabilities and obligations of the Company, and no Member or officer shall be liable for any such debts, liabilities or obligations.

(b)           Except as otherwise expressly required by law, no Member, in its capacity as Member, shall have any liability to the Company, any other Member or the creditors of the Company in excess of the obligation of such Member to make the Capital Contributions in accordance with the provisions of this Agreement (to the extent that such Capital Contributions have not yet been made) and any other payments required to be made by such Members under the express provisions of this Agreement.

SECTION 8.2.        Good Faith Actions; Exculpation.

(a)           To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any Member (or Affiliate of a Member) as a result of or in connection with any actions or omissions with respect to the Company on the part of such Covered Person in his or its capacity as such based on any claim of breach of fiduciary duty to the extent that such Covered Person (i) conducted himself or itself in good faith and (ii) reasonably believed that his or its conduct was in the best interests of the Company, regardless of the negligence or other result of such Covered Person.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Sole Member, any Officer or other Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such Member, officer or other Person and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

SECTION 8.3.        Indemnification.

(a)           To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, damages, liabilities, judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorney’s fees) actually incurred by such Covered Person in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such a claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such a claim, demand, action, suit or proceeding (any such claim, demand, action, suit, proceeding, appeal, inquiry or investigation being hereinafter referred to as a “Proceeding”), in which such Covered Person was, is or is threatened to be made a named defendant or respondent as a result of or based upon his or its status as a Covered Person or any action or omission taken by him or it in his or its capacity as such, regardless of whether any of said losses, claims, damages, liabilities, judgments, penalties, fines, settlements or expenses resulted from the negligence or other fault of such Covered Person.

(b)           Notwithstanding the provisions of paragraph (a)  above, in the case of a Proceeding in which a Covered Person is found liable on the basis that personal benefit was improperly received by the Covered Person, whether or not the benefit resulted from an action taken in his or its official capacity, or is found liable to the Company, the indemnification provided under such paragraph (i) shall be limited to reasonable expenses actually incurred by such Covered Person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which such Covered Person shall have been found liable for willful or intentional misconduct in the performance of his or its duty to the Company. A Covered Person shall be deemed to have been found liable in respect of any claim, issue or matter only after the Covered Person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

(c)           A determination that the requirements for indemnification of a Covered Person pursuant to paragraph (a) above have been satisfied shall be made as follows:

(i)            the Sole Member; or

(ii)           by special legal counsel selected by the Sole Member.

(d)           To the fullest extent permitted by law and without limiting any right granted to a Covered Person under this Section 8.3, the Company shall indemnify and hold harmless each Covered Person from and against any and all reasonable expenses (including court costs and attorney’s fees) incurred by such Covered Person in connection with a Proceeding in which the Covered Person was a named defendant or respondent because of his or its status as such, if such Covered Person has been wholly successful, on the merits or otherwise, in the defense of such Proceeding.

(e)           To the fullest extent permitted by law, the Company shall pay or reimburse, in advance of the final disposition of a Proceeding and without the determination specified in paragraph (c) above, reasonable expenses (including court costs and attorney’s fees) incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding because of his or its status as a Covered Person, after the Company receives a written affirmation by such Covered Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under the Colorado Limited Liability Company Act and a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it is ultimately determined that such Covered Person has not met such standard or if it is ultimately determined that indemnification of the Covered Person against expenses incurred in connection with the Proceeding is prohibited under paragraph (a) above. The written undertaking required by the preceding sentence must be an unlimited general obligation of the Covered Person but need not be secured. It may be accepted without reference to financial ability to make repayment.

(f)            The Company shall indemnify and advance expenses to Person who is or was serving at the request of the Company as a manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the same extent that it may indemnify and advance expenses to Covered Persons under this Section 8.3.

(g)           The indemnification and advancement of expenses provided for in this Section 8.3 shall be in addition to any other rights to which a Covered Person may be entitled pursuant to any contract or agreement or any approval of the Sole Member as a matter of law, whether with respect to an action of a Covered Person in his capacity as such or in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of a Covered Person.

(h)           The Company may, but shall not be obligated to, purchase and maintain insurance or another arrangement on behalf of any Covered Person or any Person who is or was serving at the request of the Company as a manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such, whether or not the Company would have the power to indemnify him or it against that liability under this Section 8.3.

(i)            The agreements contained in this Section 8.3 shall survive any dissolution or termination of the Company.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 9.1.        Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the adoption by the Sole Member (or, if more than one, all of the Members) of a resolution providing that the Company shall be dissolved as of the date specified therein.

SECTION 9.2.        Liquidation.  Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Sole Member shall designate one or more Persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Colorado Limited Liability Company Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

SECTION 9.3.        Application of Company Assets.  In winding up the business and affairs of the Company, the assets of the Company shall be paid and distributed in the following manner and priority:

(a)           first, to the extent otherwise permitted by law, to creditors, including Members who are creditors in satisfaction of liabilities (other than for distributions) of the Company, whether by payment or by establishment of reserves;

(b)           second, to Members in satisfaction of the Company’s liability for distributions; and

(c)           third, to Members in proportion to their respective Interests.

SECTION 9.4.        Articles of Dissolution; Termination.  Upon the completion of the winding up of the business and affairs of the Company, when all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor (or, in case the property and assets of the Company are not sufficient to satisfy and discharge all of its liabilities and obligations, then when all the property and assets have been applied so far as they will go to the just and equitable payment of its liabilities and obligations) and all the remaining property and assets of the Company have been distributed to the Members in accordance with their respective rights and interests set forth in Section 9.3, articles of dissolution shall be executed on behalf of the Company by an Officer or Member designated by the Liquidating Trustees, which articles of dissolution shall comply with the requirements of the Colorado Limited Liability Company Act, and the Liquidating Trustees shall cause such articles of dissolution to be filed in the office of the Secretary of State of the State of Colorado and shall take such other actions as they may determine are necessary or appropriate to terminate the Company. The existence of the Company shall terminate (except to the extent expressly provided in the Colorado Limited Liability Company Act) when a certificate of dissolution with respect to the Company has been issued by the Secretary of State of the State of Colorado.

SECTION 9.5.        Claims of the Members.  The Members and former Members shall look solely to the property and assets of the Company for the return of their Capital Contributions, and if the property and assets of the Company remaining after payment of or due provision for all liabilities to creditors are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any Member.

SECTION 9.6.        Waiver of Partition.  Each Member hereby waives until termination of the Company any and all rights that it may have to maintain an action for partition of the property and assets of the Company.

ARTICLE X

DEFINITIONS AND INTERPRETATION

SECTION 10.1.      Definitions.

(a)           As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlling” and “controlled” have correlative meanings).

“Articles of Organization” means the Articles of Organization of the Company as in effect on the date hereof and any and all amendments thereto and restatements thereof filed from time to time hereafter on behalf of the Company in the office of the Secretary of State of the State of Colorado.

“Capital Contribution” means, with respect to any Member, the amount which such Member has contributed or is deemed to have contributed to the Company in accordance with this Agreement.

“Covered Person” means (i) any officer or manager of the Company and (ii) to the extent provided by resolution of the Sole Member, any other employee or agent of the Company or any of its Affiliates.

“Interest” means a membership interest in the Company, including, but not limited to, (i) the right to allocations of profits and losses of the Company, (ii) the right to receive distributions from the Company and (iii) the right, if any, to vote on matters submitted to a vote of the Members.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time (and any successor statute).

“Member” means the Sole Member and any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but not any Person who has ceased to be a member of the Company).

“Person” means an individual, or a corporation, limited liability company, partnership (whether general or limited), joint venture, trust, unincorporated organization, joint stock company, association, or other entity, or any government, or any agency or subdivision thereof.

“Transfer” means, with respect to an interest, a sale, assignment, transfer or exchange of, the grant of a mortgage, pledge, security interest or other encumbrance on or with respect to, or any other disposition of such interest (including, without limitation, by operation of law), and the term “Transferred” shall have a correlative meaning.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

SECTION 10.2.      Interpretation.

(a)           The headings and subheadings in this Agreement are included for convenience of reference only and are in no way intended to describe, interpret, define, extend or limit the scope or meaning of this Agreement or any provision hereof.

(b)           Nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular or plural, as the context requires.

(c)           Unless the context otherwise requires, all references herein to “Articles,” “Sections,” “paragraphs” and “subparagraphs” shall refer to provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.      Amendment. Any provision of this Agreement may be modified or amended if such modification or amendment is adopted by the Sole Member.

SECTION 11.2.      Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Appendices hereto are expressly made a part of this Agreement.

SECTION 11.3.      Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement).

SECTION 11.4.      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

SECTION 11.5.      Severability. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.

IN WITNESS WHEREOF, the Sole Member has executed this Agreement in order to evidence the adoption hereof as of the date first above written.

WPcom Colorado, Inc.
(formerly Amrion, Inc.), a Colorado corporation

By:	/s/ Betsy Foster
Betsy Foster, Vice President